Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475 and 333-52477) of our report dated March 10, 2008, on our audits of the consolidated financial statements of the Company as of December 29, 2007 and December 30, 2006, and for each of the three years in the period ended December 29, 2007, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2008, on our audit of the internal control over financial reporting of the Company as of December 29, 2007, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP
Evansville, Indiana
March 10, 2008